CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS





U.S. Home & Garden Inc.
San Francisco, California


We hereby consent to the incorporation by reference in the Registration Nos. 33-82758, 33-89800, 33-94924 and 333-21667 on Form S-3 and Nos. 33-55020,
33-71978,  333-44459 and 333-41332 on Form S-8 of U.S. Home & Garden Inc. of our
report dated August 22, 2003, relating to the consolidated financial statements and Schedule of U.S. Home & Garden Inc. appearing in this Annual Report on Form 10-K of U.S. Home & Garden Inc. for the year ended June 30, 2003. Our report contains an explanatory paragraph regarding the company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.






/s/ BDO Seidman, LLP
BDO Seidman, LLP
Kalamazoo, Michigan
October 14, 2003